UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2018

Acacia Communications, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37771	27-0291921
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Mill and Main Place, Suite 400 Maynard, Massachusetts		01754
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (978) 938-4896

(Former Name or Former Address, if Changed Since Last Report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events.
Acacia Communications, Inc. (“Acacia” or the “Company”) today issued a press release announcing that, on September 17, 2018, the Honorable William G. Young of the United States District Court for the District of Massachusetts (the “Court”) granted preliminary approval to the proposed settlement (the “Proposed Settlement”) of certain derivative actions (the “Derivative Actions”) filed by Karen Colgan, Sandra Farah-Franco, Russell Gourley, and Jonathan Wong, purported purchasers of Company stock. The Derivative Actions named Acacia as a nominal defendant and also named as defendants certain corporate officers and/or members of the Company’s board of directors, including Murugesan “Raj” Shanmugaraj, Benny P. Mikkelsen, Peter Y. Chung, Stan J. Reiss, John Ritchie, Vincent T. Roche, Eric A. Swanson, John F. Gavin, Mehrdad Givehchi, Francis J. Murphy, Christian J. Rasmussen, and Bhupendra C. Shah (the “Individual Defendants”). The Proposed Settlement also includes the settlement of a related action filed in the Delaware Court of Chancery by Gary Silberberg, a purported purchaser of Company stock (together with Colgan, Farah-Franco, Gourley, and Wong, the “Plaintiffs”), and all claims set forth in the books and records demand letters that certain Plaintiffs served on Acacia.
The consolidated amended complaint in the Derivative Actions generally alleges that the Individual Defendants breached fiduciary duties owed to the Company by making or causing the Company to make allegedly false and/or misleading statements regarding, among other matters, demand for the Company’s products, the Company’s financial guidance, and/or the Company’s quality control process as it relates to manufacturing quality, and by selling stock in Acacia with knowledge of these allegedly false and/or misleading statements. The complaint also alleges that certain individual defendants caused the Company to issue an allegedly false and/or misleading proxy statement on or about April 6, 2017 regarding, among other matters, the reelection of certain directors. The Derivative Actions seek, among other relief, unspecified damages; costs and expenses, including attorneys’ fees; an order requiring Acacia to implement certain corporate governance reforms; restitution from the Individual Defendants; and such other relief as the court might find just and proper.
The Individual Defendants have denied and continue to deny that they have committed, threatened, or attempted to commit, any violations of law, or breached any duty owed to the Plaintiffs, the Company, or the Company’s shareholders. Without admitting the validity of any allegations made in any lawsuit, or any liability with respect thereto, the Individual Defendants have concluded that it is desirable that the claims against them be settled. The Individual Defendants and Acacia are entering into the Proposed Settlement because it eliminates the uncertainty, distraction, disruption, burden, risk, and expense of further litigation, and is thus in the best interests of Acacia and its shareholders. The Proposed Settlement involves certain corporate governance changes and other non-monetary relief, which are described in the Notice of Pendency of Derivative Actions, Proposed Settlement of Shareholder Derivative Actions, Settlement Hearing, and Right to Appear (the “Notice of Pendency”) and Stipulation and Agreement of Settlement, Compromise and Release (the “Settlement Stipulation”).
The Court has scheduled a hearing (the “Settlement Hearing”) for December 19, 2018 to determine whether: (i) the terms of the Proposed Settlement are fair, reasonable, and adequate, and in the best interests of Acacia; (ii) whether, and, if so, in what amount, attorneys’ fees and expenses should be awarded to Plaintiffs’ counsel; and (iii) whether any incentive award to the Plaintiffs should be approved. The Court also directed that notice be given to the Company’s stockholders no later than October 5, 2018 concerning the Proposed Settlement and their right to be heard in connection with the Settlement Hearing.
The full text of the press release issued in connection with this announcement, the Notice of Pendency, and the Settlement Stipulation are filed as Exhibits 99.1, 99.2, and 99.3 respectively, to this Current Report on Form 8-K. The information contained therein is incorporated herein by reference. Links to the Notice of Pendency and Settlement Stipulation are also available under the “Investor Relations” section of the Company’s website. The foregoing description of the Notice of Pendency and the Settlement Stipulation does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Neither the filing of these exhibits to this Current Report on Form 8-K nor the inclusion in them of references to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at its internet address into this Current Report on Form 8-K. The information available at the Company’s internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the Securities and Exchange Commission.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
99.1	Press Release of Acacia Communications, Inc., dated October 5, 2018.
99.2	Notice of Pendency of Derivative Actions, Proposed Settlement of Derivative Actions, Settlement Hearing, and Right to Appear.
99.3	Stipulation and Agreement of Settlement, Compromise and Release.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACACIA COMMUNICATIONS, INC.

Date: October 5, 2018	By:	/s/ Janene I. Ásgeirsson
Janene I. Ásgeirsson
Vice President, General Counsel and Secretary